Exhibit 2.1

                           ARTICLES OF INCORPORATION
                                       OF
                            TRAFFIC TECHNOLOGY, INC.


                                    I. NAME

The name of the corporation is Traffic Technology, Inc.

                                  II. PURPOSE

The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of Arizona as they may be amended from time to time.

                              III. INITIAL BUSINESS

The Corporation initially intends to manufacture and market an LED based, single signal traffic light.

                             IV. AUTHORIZED CAPITAL

The Corporation shall have the authority to issue 1,000,000 shares of common stock. Shares shall be paid for at such time, and in such manner, as the Board of Directors shall determine.

                           V. KNOWN PLACE OF BUSINESS

The Corporation's known place of business is 11703 N. 123rd Way, Scottsdale, AZ 85259.

                               VI. STATUTORY AGENT

The name and address of the statutory agent is:

     Marc Messina
     11703 N. 123rd Way
     Scottsdale, AZ  85259
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                         VII. INITIAL BOARD OF DIRECTORS

The business and affairs of the Corporation shall be conducted by the Board of Directors, the size of which shall be established from time to time as set forth in the Corporation's Bylaws. The following named persons, who shall serve until the first annual meeting of the shareholders or until his successors are elected and qualified, shall constitute the Board of Directors, the size of which is set at one:

     Marc Messina
     11703 N. 123rd Way
     Scottsdale, AZ  85259

                               VIII. INCORPORATOR

The name and address of the incorporator is:

     Marc Messina
     11703 N. 123rd Way
     Scottsdale, AZ  85259

All powers and responsibilities of the incorporator shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

        IX. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact that he or she is or was an officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

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                             LIMITATION OF LIABILITY

To the fullest extent permitted by the Arizona revised Statutes as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take action as a director. No repeal, amendment or modification of these articles whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

IN WITNESS WHEREOF, the undersigned incorporator has hereunto affixed his signature this 15th day of May, 1998.


                                    /s/ Marc Messina
                                    -------------------------
                                    Marc Messina